Exhibit 10.24

COMMERCIAL SUBLEASE

THIS SUBLEASE is made as of May 18, 2005, between Refac (herein referred to as the “Sublessor” or “Refac”), a corporation organized under the laws of the State of Delaware with an office located at One Bridge Plaza, Suite 550, Fort Lee, New Jersey 07024 and Neurobiological Technologies, Inc. (hereinafter referred to as “Sublessee”), a corporation organized under the laws of the State of Delaware with an office located 3260 Blume Drive, Suite 5000, Richmond, California 94806.

1.	Agreement of Sublease. The Sublessor agrees to rent to the Sublessee and the Sublessee agrees to rent from the Sublessor the following commercial property: Approximately 5,882 gross rentable square feet on the third floor of the commercial office space known as The Hudson River Pier and located at 115 River Road, Edgewater, New Jersey 07020-1034. The premises are shown on Exhibit “A” which is attached hereto and made a part hereof and is referred to as the “Leased Premises”. Sublessee agrees to take and accept the Leased Premises in their “as is” condition.

2.	Over-Lease. This Sublease is subject to the Lease, dated October 30, 1998, between the Sublessor (then known as REFAC Technology Development Corporation) and 115 River Road, L.L.C. (the “Landlord”), as amended by the Addendums thereto, dated May 27, 1999, September 27, 2001, February 20, 2003 and August 30, 2004 (hereinafter collectively referred to as the “Over-Lease”).

A copy of the Over-Lease is attached hereto as Exhibit “B” and Sublessee acknowledges that it has read same and that the provisions of the Over-Lease are part of this Sublease as they apply to the Leased Premises. Sublessee agrees that the Over-Lease is binding upon it and that it will abide by its terms and conditions, as they apply to the Leased Premises, and will not violate it in any way. However, as between Sublessor and Sublessee, in the event of any conflict between the provisions of this Sublease and the Over-Lease, the terms and conditions of this Sublease shall prevail as being the intent of the parties.

3.	Term. The term of this Sublease commences on June 1, 2005 and terminates on October 31, 2009.

4.	Rent.

4.1.	Basic Rent - The rent for the Sublease is $514,675 and Sublessee shall pay this rent in fifty (50) equal consecutive monthly installments of $10,293.50 on the first day of each month during the Term with the first such payment being due on September 1, 2005.

4.2.	Additional Rent - Under the terms of Paragraph 1st of the Over-Lease, the Landlord can increase the Sublessor’s rent based upon a percentage increase in the Consumer Price Index utilizing 2002 as the base year provided however that there shall be a ceiling of 2.50% increase each year. During the term of this Sublease, Sublessee agrees to pay, as additional rent, any such amount that Sublessor is required to pay the Landlord with respect to the Leased Premises over the amount charged in calendar year 2005, also subject to a ceiling of 2.50% increase each year.

4.3.	Real Estate Taxes - As provided below in Paragraph 8 of this Sub-Lease, real estate tax increases may also be charged as additional rent, but any increase in the rent due attributable to real estate tax increases shall not be included when calculating the additional rent that may be due pursuant to Paragraph 4.2.

4.4.	With respect to any item of additional rent, Sublessor shall provide Sublessee with a written statement reflecting the amount due and the calculation thereof and Sublessee shall have thirty days after receipt thereof to pay same.

4.5.	If any rental payment is not paid within ten (10) days of its due date, the Sublessee agrees to pay an additional late charge of five percent (5%) of the rental due. The late charge shall be deemed additional rent.

4.6.	Rental payments shall be paid to Refac, One Bridge Plaza, Suite 550, Fort Lee, New Jersey 07024, unless written notice is given by Refac before the next payment is due of a change of address or assignment of the right to receive rent.

4.7.	Sublessor agrees that should its rent obligations to Landlord for the Leased Premises, abate for any reason, Sublessee’s obligation to pay rent to Sublessor shall abate for the exact same period of time. It is the intention of the parties that Sublessee has the same rights of abatement as Sublessor has under the Over-Lease.

5.	Quiet Possession. Except as otherwise provided for in the Over-Lease, Sublessor covenants and agrees that so long as Sublessee continues to pay rent and perform its obligations under this Sublease, it will have peaceable and quiet enjoyment of the Leased Premises.

6.	Signage. Subject to the approval of the Landlord as to location and size, Sublessee shall have the right to install signage on the Leased Premises and to list its name and its affiliated companies in the building directory.

7.	Utilities. There is a separate electrical and gas meter for the Leased Premises and Sublessee shall be responsible to obtain and pay for any and all utilities used therein. Sublessor represents and warrants that this meter measures electrical and gas for the Leased Premises and for no other part of the building.

8.	Real Estate Taxes. Using 2005 as the base year, if, after 2005, Sublessor is charged by the Landlord with any real estate tax escalations (Paragraph 28th of the Over-Lease) over the amount charged for 2005, Sublessee shall pay such amount as additional rent as is attributable to the Leased Premises.

9.	Sublessor’s Access to Leased Premises. Sublessee agrees to allow the Sublessor reasonable access to the Leased Premises for inspection and repair and also agrees to provide the same access to the Landlord of the Leased Premises. Absent an emergency, Sublessor agrees to enter the Leased Premises only after prior notice to the Sublessee. This right to access includes the right to show the Leased Premises to prospective real estate brokers and tenants during the last six months of the term of this Sub-Lease in the event that Sublessor decides to re-let the Leased Premises.

10.	No Subletting without Sublessor’s Prior Approval. Sublessee agrees that it will not sublet all or part of the Leased Premises or the furniture and fixtures (as hereinafter provided for in Paragraph 11) or assign this Sublease without the Sublessor’s prior written consent (and to the extent required, the Landlord’s prior written consent), which consent shall not be unreasonably withheld or delayed.

11.	Lease of Furniture and Fixtures.

11.1.	During the term of this Sublease, Sublessor shall also lease to the Sublessee the furniture and fixtures described in Exhibit “C”, without additional charge to the Sublessee in their “as is” condition. Upon termination of the lease, it shall return such furniture and equipment to the Sublessor in good condition, reasonable wear and tear excepted.

11.2.	If at any time or from time to time, Sublessee decides that it no longer wants to use some or all of such leased furniture and fixtures, it shall advise Sublessor in writing. Sublessor shall have a period of sixty (60) days to either remove such equipment from the Leased Premises or convey title to same to Sublessee so that Sublessee can deal with same as it sees fit. Should Sublessee elect to obtain its own furniture and fixtures, any such furniture and fixtures system shall remain the property of Sublessee after termination of the Sub-Lease.

12.	Insurance. The Sublessee, at its own cost and expense shall obtain or provide and keep in full force for the benefit of Sublessor, during the term hereof, general public liability insurance insuring the Sublessor against any and all liability or claims arising out of, or occasioned by, or resulting from any accident or otherwise in or about the Leased Premises for injuries to any person or persons for limits not less than $1,000,000 for injuries to one person and $3,000,000 for injuries to more than one person, in any one accident or occurrence and for loss or damage to the property of any person or persons for not less than $50,000. The policy of insurance shall be of a company authorized to do business in the State of New Jersey. On or before the commencement of the term hereunder, Sublessee shall deliver to the Sublessor a copy of the policy and/or a certificate of insurance which shall provide that Sublessor is a named insured and that it will not be canceled without notifying the Sublessor, in writing, at least twenty (20) days in advance.

13.	Parking. Sublessee shall have ten (10) parking spaces assigned by the Sublessor to be located under the Hudson River Pier Building. Sublessor shall have the right to utilize up to fifteen (15) other parking spaces at the subject site on common with the other tenants, in the parking area located on the south side of the building. If Landlord makes additional parking available to Sublessor, as contemplated by the Fourth Amendment to the Over-Lease dated August 30, 2004, Sublessor shall assign a share of this additional parking to Sublessee in proportionate share of the Leased Premises to Sublessor’s total leasehold.

14.	Security.

14.1.	Simultaneously with the execution of this Sublease, Sublessee is paying the Sublessor the sum of $30,880.50, the receipt of which Sublessor hereby acknowledges, to be held as security for the payment, of the rent hereunder and the full and faithful performance by the Sublessee of the covenants and conditions on the part of the Sublessee to be performed hereunder, including but not limited to the repair of any damages to the Leased Premises and/or the furniture and fixtures.

14.2.	If Sublessee completes one or more financings on or before June 1, 2006 and the amount of money raised, together with its other available cash, cash equivalents and marketable securities, is sufficient to fully cover its then estimated cash flow requirements (on a consolidated basis) over the balance of the term of this Sublease, Sublessor agrees to promptly release $10,293.50 from the security deposit given to it by Sublessee pursuant to Paragraph 14.1 above. On the other hand, if the Sublessee does not complete such financing(s) for such amount(s) on or before June 1, 2006, it shall promptly deposit with Sublessor an additional $30,880.50 to be added to the security deposit and held as provided for in this Paragraph 14. Sublessor agrees to accept the Certification of Sublessee’s Chief Financial Officer, given in good faith, as to the sufficiency of the Sublessor’s cash resources to satisfy all of its estimated cash flow requirements through October 31, 2009.

14.3.	During the term hereof, Sublessor may have recourse to such security to make good any default by the Sublessee. If recourse to the security is had, the Sublessee shall, within five (5) days of written demand, restore such security to its original amount.

14.4.	The security deposit shall be deposited in a separate account in a commercial bank of Sublessor’s choosing and any interest earned will inure to the benefit of the Sublessee. However, it is agreed that Sublessor shall be under no obligation to maximize such interest. Upon demand, Sublessor shall provide Sublessee with a copy of the bank statement showing the monies on deposit in such separate account, and to the extent that any such monies have been used or applied by Sublessor, a statement showing the date of payment, the name of the payee, the amount and the purpose for each such disbursement.

14.5.	Said security deposit shall be returned to Sublessee, with any paid interest earned thereon, promptly after the termination of the Sublease provided that the Sublessee has fully and faithfully performed all the conditions and covenants hereof and is not in arrears.

15.	Alterations. Sublessee is free to make interior, non-structural alterations to the Leased Premises at its own expense consistent with the provisions of the Over-Lease. To the extent Landlord’s consent is otherwise required pursuant to Article 4th of the Over-Lease, the Sublessor shall cooperate with Sublessee in seeking such consent.

16.	Broker Representation. Sublessor and Sublessee each represents to the other that the only real estate brokers or agents it has dealt with in connection with the transaction effected hereby is Legacy Property Group, L.L.C. (for Sublessor) and NRI Commercial Properties (for Sublessee). Each agrees to indemnify and hold the other harmless from any and all claims which may be asserted by any other real estate broker or agent claiming a fee or commission due for this transaction as a result of such party’s acts. Sublessor’s sole obligation for broker fees or commissions is set forth in the engagement agreement, dated January 7, 2005, between Sublessor and Legacy Property Group, L.L.C.

17.	Other Provisions.

17.1.	If the Sublessee fails to pay rent on time or within the grace period provided for herein, the Sublessor will have the right to terminate this Sub-Lease in accordance with New Jersey State law.

17.2.	In the event of termination, Sublessor will also have the right to re-enter the Leased Premises and take possession of it and to take advantage of any other legal remedies available.

17.3.	This Sublease shall be construed in accordance with the laws of the State of New Jersey without regard to principles of choice of law.

17.4.	Definitions of terms used in this Sub-Lease shall carry the definitions set forth in the Over-Lease unless superseded by a provision of the Sub-Lease.

17.5.	All notices, requests or other communications hereunder shall be in writing and shall be valid and sufficient, if mailed by first-class registered mail with proper postage, or if sent by confirmed facsimile transmission (to Sublessor at 201-585-2020 and to Sublessee at 510-262-0204) or by a nationally recognized express courier, to the respective addresses; listed above. Either party may designate a new address or facsimile number for purposes of this Sub-Lease by notice to the other party.

17.6.	The parties agree that this Sub-Lease is the entire agreement between them, and that it may not be altered unless in writing signed by both parties. This Sublease binds and benefits both the Sublessor and Sublessee and any successors.

IN WITNESS WHEREOF, this Sublease Agreement has been duly executed by the parties, as dated below.

REFAC
Witness:

	By:	/s/ ROBERT L. TUCHMAN
Robert L. Tuchman, CEO
	Date:	May 18, 2005

NEUROBIOLOGICAL TECHNOLOGIES, INC.
Witness:

	By:	/s/ PAUL E. FREIMAN
VP & CEO		Paul E. Freiman
	Title:	President & CEO
	Date:	May 26, 2005

EXHIBIT A

EXHIBIT B

RIDER NO. 2 TO LEASE BETWEEN

115 RIVER ROAD, L.L.C, AS LANDLORD

AND REFAC TECHNOLOGY DEVELOPMENT

CORPORATION, AS TENANT

This Rider No. 2 is attached to and made part of a Lease between Landlord and Tenant consisting of a printed form of lease consisting of certain preambles and Articles 1st through 32nd and a Rider consisting of Articles 33rd through 42nd (the “Initial Rider”). This Rider No. 2 is intended to modify said printed form (and all typewritten inserts thereto) and said Initial Rider. In the event of any conflict between said printed form (and the typewritten inserts thereto) and said Initial Rider, the provisions of this Rider No. 2 shall supercede and control.

R1. (a) The Lease shall commence upon the completion of “Landlord’s Work,” (as hereinafter defined) and shall expire on the date which is ten (10) years and six (6) months thereafter. Landlord shall provide Tenant with at least ten (10) business days notice of the date upon which Landlord’s Work shall be completed.

(b) As used herein, “Landlord’s Work” shall consist of both:

(A) the “Leasehold Improvements” as described and shown on

(i) the Space Definition Schedule (last revised August 31, 1998) attached hereto as Exhibit B-1,

(ii) the Revised Budgetary Worksheet (dated September 17, 1998) attached hereto as Exhibit B-2, and

(iii) Tenant’s Preliminary Fit-out Plans Nos. PP-04 and PP-04-F which have been initialed by the parties; and

(B) the “Base Building Work” which shall mean all work, materials, services, utilities, equipment and conditions necessary or reasonably inferable to

(i) perform all obligations and provide all services required of Landlord under this Lease,

(ii) complete the Building as a complete architectural whole and provide for the lawful use and occupancy of the Premises, Building and complex for the purposes herein provided as improved by the Leasehold Improvements, with a level of services, decor and finishes no less than that of other buildings in the complex,

(iii) make the Leasehold Improvements functional within the Building and capable of performing to their full potential,

(iv) provide the HVAC required to be provided under Paragraph 5 of the Space Definition Schedule attached hereto as Exhibit B-1,

(v) provide electrical service with panels and two (2) sub-panels at locations designated by Tenant with sufficient amperage and appropriate voltage for the safe and lawful operation of Tenant’s equipment, light and other power requirements in the Premises with sufficient reserve capacity and adequate metering for the measurement of Tenant’s consumption and demand of electricity,

(vi) install rough plumbing with appropriate shut-offs at locations designated by Tenant,

(vii) provide all sprinkler connections, loops and heads required under all codes applicable to the Premises as improved by the Leasehold Improvements,

(viii) install operable windows with finished aluminum sills on the interior of the Premises,

(ix) install sheetrocked perimeter walls, soffits, sills and raceway furring, primed and ready for final Tenant specified finishes, and

(x) finish lower level parking area in manner similar to other building(s) in the complex.

The foregoing items (B)(i) - (x) shall be deemed to constitute Base Building Work and not Leasehold Improvements for all purposes of this Lease notwithstanding that any or all of such items may be described in said Space Definition Schedule, or Tenant’s plans for the Leasehold Improvements.

(c) Landlord guarantees to Tenant that Landlord’s Work will be performed in a good and workmanlike manner and free of defects. In the event any defects in Landlord’s Work shall be revealed, Landlord, at its expense, will repair or replace the same promptly upon notice from Tenant.

(d) The cost of performing Landlord’s Work and all labor, materials, utilities, supplies, permits, inspections and approvals, certificates and general conditions required in connection therewith shall be borne and paid for by Landlord, except that Tenant shall reimburse Landlord for $716,000.00 of the cost of the Leasehold Improvements, payable as follows: (i) $100,000.00 to be paid by Tenant to the “Escrow Agent” upon the execution and delivery of this lease to be held and disbursed as provided in Article R34 hereof: and (ii) $616,000.00 upon Landlord’s completion of Landlord’s Work and delivery of possession of the Demised Premises to Tenant in accordance with all the terms and conditions of this lease together with all required permits, licenses and certificates of occupancy required for Tenant’s lawful use and occupancy of the same for the purposes herein provided (including, without limitation, applicable parking rights).

(e) As used herein, “completion” of Landlord’s Work shall mean the delivery to Tenant of a permanent Certificate of Occupancy (and any other permits, certificates or approvals required) for the lawful occupancy of the Premises by Tenant for the purposes herein provided (including without limitation, applicable parking rights) and the performance of all items of Landlord’s Work in move-in condition, subject nevertheless to completion of punchlist items which do not interfere with Tenant’s use or occupancy of the Premises. There will be held back from the sum to be paid upon completion of Landlord’s Work a sum reasonably estimated by the parties to be necessary to complete any remaining punchlist items, which Landlord agrees to complete as soon as reasonably possible.

(f) Landlord and Tenant have agreed upon an initial budget of the cost of the Leasehold Improvements as set forth in the Space Definition and Revised Budgetary Worksheet attached hereto as Exhibits B-1 and B-2, respectively. In the event the cost expended for labor and materials for the Leasehold Improvements shall exceed $716,000 (after application of all applicable credits and cost savings as hereinafter provided) due to Tenant ordering additional work or upgrading materials from that set forth in, or reasonably inferable from said Exhibits (herein, a “Tenant Overage”), then such Tenant Overage shall be paid for by Tenant. In the event the cost of the Leasehold Improvements is less than $716,000, then Tenant shall be entitled to the savings. Tenant shall be allowed to make substitutions, deletions and additions to the Leasehold Improvements and shall receive to the benefit of all cost savings, credits and discounts. Tenant may also apply any cost savings, credits and discounts and re-allocate (the same to any other item, category or overage incurred in connection with the Leasehold Improvements, subject to Tenant’s obligation to pay any Tenant Overage as above provided. The cost of the Leasehold Improvements shall in all cases be computed with respect to Landlord’s actual out-of-pocket cost without any mark-up or overhead.

(g) Prior to Landlord entering into any contracts or sub-contracts for the performance or furnishing of any of the Leasehold Improvements, Landlord agrees to obtain bids for all of the Leasehold Improvements from not less than two (2) contractors and/or sub-contractors reasonably acceptable to Tenant. Once all bids for the Leasehold Improvements are obtained. Landlord and Tenant shall meet to review the same and Tenant shall have the right to approve and/or disapprove such bids and, if Tenant so elects, to revise Tenant’s plans, in which event, if the Tenant so elects, the revised items shall be re-bid as herein provided. All of such rights shall be exercised in a manner not to delay the progress of the Leasehold Improvements.

(h) Landlord agrees to provide Tenant and it agents, employees, and designees with sufficient access to the Premises, upon request, from time to time, for confirming the performance of Landlord’s Work in accordance with the terms hereof:

(i) Landlord agrees that it will use best efforts to complete Landlord’s Work on or before March 31, 1999.

(j) In the event Landlord’s Work is not completed on or before April 30, 1999, then Tenant, at Landlord’s expense, upon written notice to Landlord, shall have right to terminate this lease and/or perform Landlord’s Work and deduct the cost of performing the same, plus interest at the rate of 12% per cent per annum, from the rents thereafter becoming payable under this lease, until such sums and interest are fully recovered. Mention in this lease of any particular remedy shall not preclude Tenant from the exercise of any other remedy.

R2. (a) Landlord warrants and represents to Tenant that the only permits required for the performance of Landlord’s Work, other than a building permit, are described on Exhibit C and Landlord has obtained all of said permits, all of which are in full force and effect. Landlord represents to Tenant that it has adequate parking to permit the as-of right development of the Building and the occupancy thereof by Tenant, including without limitation, the parking rights granted to Tenant hereunder. Landlord has deposited with the “Escrow Agent” (as hereinafter defined) the sum of $800,000, which as of the date hereof Landlord believes to be adequate to complete the Leasehold Improvements as provided herein. Said sum shall be disbursed by the Escrow Agent from time to time, directly to Landlord’s contractors upon receipt of invoices approved by both Landlord and Tenant for completed portions of the Leasehold Improvements. Approval of such invoices by Tenant shall not be deemed to constitute Tenant’s acceptance of such work nor any acknowledgment that the same complies with any terms or conditions of this Lease. By execution of this

Lease, Escrow Agent acknowledges receipt of said sum and agrees to hold and disburse the same and act as Escrow Agent as herein provided.

(b) It is a condition to this lease (herein, the “Work Commencement Condition”) that within thirty (30) days after submission of Tenant’s plans suitable for filing to the extent of the Leasehold Improvements (herein, the “Outside Date”), Landlord shall obtain all required permits and authorizations from any and all applicable federal, state, county, local, municipal and/or other required governmental agencies and authorities permitting Landlord to perform Landlord’s Work and that Landlord has actually commenced and adequately staffed Landlord’s Work with appropriately trained personnel and ordered all required materials to permit the timely completion of the same. In the event Landlord shall not timely satisfy the Work Commencement Condition, then Tenant may terminate this lease upon written notice to Landlord and the “Escrow Agent” (as hereinafter defined) and Tenant shall be entitled to the return of all monies previously paid or deposited hereunder.

R3. [DELETED PRIOR TO EXECUTION]

R4. Article 2nd shall be deemed modified to provide that Landlord, at its expense, will provide the following services to the Demised Premises:

1.	Two (2) self-service passenger elevators on a 24 hour per day, 7 days per week basis, with the northeast elevator to be designated exclusively for Tenant’s private use and the southwest elevator to be for shared or common Building use;

2.	Heat pursuant to a radiant system located on the first floor of the Building and HVAC as specified in Paragraph 5 of the Space Definition Schedule attached hereto as Exhibit B-1;

3.	Dumpster for rubbish removal and removal of all rubbish in said dumpster on an appropriate periodic basis;

4.	Snow removal, maintenance and repair of roads servicing the Building and parking areas and striping thereof;

5.	Cleaning of roads, common areas of the Building, and common areas surrounding the same;

6.	Lighting of common areas of the Building, parking areas and roads thereof; and

7.	Water for Tenant’s use, lavatory and cleaning purposes.

R5. Article 3rd of the lease shall be deemed modified to add that Landlord, at its expense, shall obtain and maintain fire and extended coverage insurance against loss or damage to the Building on a full replacement cost basis. In the event of any Loss or damage to the premises by fire or other casualty, the rents payable hereunder shall be proportionately paid up to the time of the casualty and shall abate until the date when the premises shall be repaired and restored by Landlord.

R6. Article 2nd shall be deemed modified to provide that Tenant’s repair obligations shall be limited to non-structural items to the interior of the Premises, unless the need for such repairs is caused by the Tenant and subject nevertheless to the provisions of Article 30th hereof. All other repairs, interior or exterior, structural and non-structural, are to be performed by the Landlord at its expense, except Landlord shall not be required to replace bulbs for Tenant’s light fixtures.

R7. Article 4th shall be deemed modified to provide that Tenant may, without Landlord’s consent, make interior, non-structural alterations and install one (1) twenty-four (24") inch satellite dish on the roof of the Building which Landlord shall permit to remain thereon without molestation or disturbance. To the extent Landlord’s consent is otherwise required under this Article 4th, the same will not be unreasonably withheld or delayed. To the extent Landlord shall fail to respond to any request for Landlord’s consent pursuant to this Article within ten (10) business days of Landlord’s receipt thereof, Landlord’s consent shall be deemed given. Landlord acknowledges that Tenant shall install various items of equipment and trade fixtures and personality in and to the Premises and to the extent any Landlord’s lien is deemed to attach to said items, by statute or otherwise, Landlord hereby irrevocably waives any such lien.

R8. Article 5th shall be deemed modified to provide that if the Landlord removes any of the Tenant’s signs, the same shall be replaced as promptly as possible. Article 5th is also subject to the provisions of Article 40th, as modified by this Rider No. 2.

R9. Article 6th shall be modified to provide that the Tenant shall receive a minimum of thirty (30) days written notice before being required to pay any item of additional rent.

R10. Article 7th shall be deemed modified to provide that Landlord, at its expense, shall comply with all laws applicable to the premises and Building for the lawful occupancy of the premises for the purposes provided in this lease, including without limitation, the parking of vehicles as provided in Article 38th. The provisions of Article 7th notwithstanding, Tenant’s obligation to comply with laws, orders, rules, regulations, and directives shall be limited to circumstances where Tenant created the condition requiring such compliance.

R11. Article 8th shall be deemed modified to provide that Landlord shall similarly obtain and keep in full force and effect during the term hereof general public liability insurance insuring the Landlord and Tenant against any and all liability or claims of liability arising out of, occasioned by or resulting from any accident or otherwise in or about the Building or remainder of the project for damage to property or injuries to any person or persons with combined single limit coverage of $3,000,000 on a per occurrence basis. Landlord shall similarly save, hold and indemnify the Tenant from and against any and all payments, expenses, costs, attorneys’ fees from any and all claims of liability for losses or damages to property or injuries to person occasioned wholly or in part from any accident occurring in or about the Building, any part of the project or access thereto, except to the extent caused by the negligence of Tenant. Tenant’s obligation to provide policies of insurance to Landlord under this article shall be deemed satisfied by Tenant providing certificates thereof to the Landlord.

R12. In Article 10th, the Landlord represents and warrants to Tenant that the premises may lawfully be used for the purposes set forth in this lease, including without limitation, the parking of vehicles as provided in Article 38th, and Landlord, at its expense, will obtain and maintain all necessary permits, certificates and approvals required therefor.

R13. Article 11th shall be deemed modified to provide that it is a condition to this lease (herein, the “Non-Disturbance Condition”) that on or before the Outside Date, Landlord shall obtain for the benefit of Tenant a non-disturbance agreement from the holders of all present mortgages and ground and underlying leases affecting the Building, in form and substance reasonably satisfactory to Tenant to the effect that this lease will not be terminated, and Tenant’s rights pursuant to this lease will not be disturbed by reason of any default under any mortgage or ground or underlying lease affecting the Building. Landlord represents that the only mortgages and underlying or ground leases affecting the Building as of the date hereof are one (1) mortgage in the principal amount of approximately $5,000,000.00 held by Provident Savings Bank. In the event the Non-Disturbance Condition is not satisfied on or before the Outside Date, then Tenant shall have the right to terminate this lease upon written notice to Landlord and the Escrow Agent and Tenant shall be entitled to the return of all monies previously paid or deposited hereunder. Further, this lease shall not be subordinate to any mortgage or ground or underlying lease hereafter affecting the Building unless Tenant shall obtain a satisfactory non-disturbance agreement from the holder thereof or lessor thereunder.

R14. Article 12th shall be deemed modified to provide that in the event of a taking by condemnation or eminent domain, this lease shall only terminate as of the date of vesting of title in the governmental authority. Further, in such event, Tenant shall be entitled to make a claim for its moving expenses, leasehold improvements to the extent paid for by Tenant and unamortized value of the leasehold estate.

R15. Article 13th shall be deemed modified to provide that in the event of a fire or other casualty, the Landlord shall, within thirty (30) days thereof, provide Tenant with an estimate of the amount of time required to restore the premises from a reputable architect and if the same exceeds four (4) months or is not actually completed within such time, Tenant, in addition to all other rights and/or remedies hereunder or at law or in equity, shall have the right to terminate the lease upon written notice to Landlord.

R16. Article 14th shall be deemed modified to provide that if the Landlord shall fail or refuse to comply with and perform any conditions and covenants of this lease after thirty (30) days from Tenant’s written notice to Landlord thereof, the Tenant may, if Tenant so elects, carry out and perform such conditions and covenants at the cost and expense of the Landlord, and such cost and expense shall be payable on demand, and if not paid by the Landlord within thirty (30) days of said demand, may be offset by the Tenant, with interest from the date of expenditure thereof, with interest at the rate of twelve (12%) percent per annum, until said cost with interest is fully recovered. This remedy shall be in addition to such other remedies as Tenant may have hereunder, or at law or in equity, by reason of breach by the Landlord of any of the covenants and conditions in this lease contained. In addition, if a failure by Landlord to render services or perform its obligations under the Lease renders the premises unsuitable for the conduct of Tenant’s business for a period of ten (10) consecutive business days or more, then Tenant shall receive a rent abatement from the period beginning upon which the premises were rendered unusable until the date said services are restored.

R17. Article 15th and 16th shall be deemed modified to provide that the Landlord’s rights thereunder shall only be exercised in a manner to avoid interference with the conduct of Tenant’s business. Further, the Landlord’s right to show the premises set forth in Article 16th shall be limited to the last six (6) months of the term.

R18. In Article 18th, the Landlord’s rights shall be exercised only upon thirty (30) days prior written notice to Tenant and the Tenant’s subsequent failure to remove the items identified in said notice. Any of said rights shall be exercised at Landlord’s sole expense.

R19. In Article 19th, Landlord’s recovery of the sums set forth in this Article are conditioned upon Landlord using commercially reasonable efforts to mitigate its damages referred to therein. Further, nothing contained therein or elsewhere in this lease is to be deemed to constitute or permit an acceleration of rent.

R20. The provisions of Article 20th shall only apply in the event such bankruptcy, receivership or insolvency is not stayed within six months of the date of filing thereof.

R21. The provisions of Article 21st shall not apply to the extent any item described therein is the result of Landlord’s willful acts or negligence. Further, said Article is also subject to the provisions of Articles 8th and 14th, as modified herein.

R22. In Article 25th, copies of notices of default to the Tenant or the exercise of any right or remedy by the Landlord are to be simultaneously and in the same manner sent to Pollack and Zuckerbrod, LLP, Two Park Avenue - 19th Floor, New York, New York 10016, Attn: Michael Pollack, Esq. or other such attorneys or address as Tenant may designate in writing.

R23. Article 28th is hereby modified to provide that the base year for Real Estate Tax increases will be the later of the calendar year 2002 or the first year that the Building and all other buildings comprising part of said tax lot are fully assessed.

Landlord represents to the Tenant that Tenant’s Proportionate Share set forth in Article 28th has been computed by dividing the rentable square foot area of the premises, i.e. 25,000 by the rentable square foot area of the Building and all other buildings comprising part of said tax lot, i.e., 135,000. Landlord also represents there are currently no abatements, exemptions, or other incentives in effect or anticipated which would reduce the taxes for the Base Year.

R24. The provisions of Article 23rd are to be mutual with respect to both the performance of the Landlord’s obligations by the Landlord and the performance of the Tenant’s obligations by the Tenant.

R25. Article 29th shall be deemed modified to provide that Tenant shall receive thirty (30) days prior written notice before being required to satisfy or bond mechanics’ liens.

R26. Article 30th shall be deemed modified to provide that the waivers and delivery of waivers of subrogation shall also to be given and delivered by the Landlord to the Tenant. The parties agree to obtain waiver of subrogation provisions in their respective insurance policies and hereby release and waive all right of recovery against the other party with respect to any loss or damage with respect to the premises resulting from fire or other casualty by way of subrogation or otherwise. Each party agrees to look first to the proceeds of the insurance policies to be carried by it for the recovery of any loss to be covered by such insurance.

R27. In Article 33rd, the reference to the fifth day is changed to the tenth day.

R28. In Article 35th, Landlord similarly represents that it did not utilize any broker in consummating this lease and will similarly indemnify the Tenant from the claims of any broker resulting from Landlord’s actions.

R29. Article 36th shall be deemed modified to add “after the giving of any required notice of expiration of any applicable grace or cure period” after the word “default.”

R30. In Article 38th, Landlord agrees to restrict parking in the garage underneath the Building in which the Demised Premises are located to tenants of the building and their visitors and to restrict parking in the balance of the complex now known as 115 River Road to tenants of the complex and their visitors.

R31. In Article 39th, in the event Tenant shall timely notify Landlord of its desire to lease said space, Landlord and Tenant will negotiate in good faith for a period of ten (10) days thereafter to arrive at mutually agreeable terms as to the leasing of said space. In the event no agreement is reached within such ten (10) day period, Landlord shall be under no further obligation to lease such space to Tenant.

R32. Article 40th shall be deemed modified to provide that Tenant will be permitted to place two (2) signs with two (2) names each on and around the Building and the roads, entrances and parking facilities serving the same, subject to compliance with all applicable laws. To the extent Landlord’s consent is provided for under Article 40th, such consent shall not be unreasonably withheld or delayed and Landlord hereby approves of signage which is similar to that existing for the pediatric center as of the date of execution of this lease.

R33. In Article 41st, Landlord’s consent is not to be required with respect to a sublease which does not affect thirty-three (33%) percent or more of the demised premises. Further, Tenant shall have the right, upon notice to Landlord but without Landlord’s consent, to assign the lease or sublease the demised premises, from time to time, to any parent, affiliate and successor entity, whether by merger or otherwise. Consents otherwise requiring Landlord’s consent shall not be unreasonably withheld or delayed. Landlord’s failure to respond to any request for its consent to an assignment or subletting for a period of ten (10) business days of Landlord’s receipt of such request, Landlord shall be deemed to have consented to the same.

R34. (a) Upon the execution and delivery of this lease, Tenant has delivered the sum of $100,000.00 (the “Escrow Sum”) to Michael Sassano, Esq. (the “Escrow Agent”) to be held and disbursed on and subject to the terms of this Article R34. In the event either (i) the Work Commencement Condition is not satisfied on or before the Outside Date or (ii) the Non-Disturbance Condition is not satisfied on or before the Outside Date, and Tenant exercises its option to terminate this lease as herein provided, then the Tenant shall notify the Escrow Agent thereof in writing and upon receipt of said notice, the Escrow Agent shall refund the Escrow Sum, with any interest accrued thereon, to the Tenant with interest accrued thereon.

(b) In the event that both the Work Commencement Condition and Non-Disturbance Condition shall be timely satisfied, then Tenant shall notify the Escrow Agent thereof in writing and upon receipt of said notice, the Escrow Agent shall thereupon remit the Escrow Sum to the Landlord with interest accrued thereon.

(c) Unless and until the Escrow Agent shall receive a notice from the Tenant under (a) or (b) above, the Escrow agent shall continue to hold the Escrow Sum in escrow as provided herein.

(d) The Escrow Agent’s duties to act and serve as escrow agent are further subject to the escrow terms set forth in Exhibit D attached hereto and made a part hereof.

IN WITNESS WHEREOF, the parties have executed this lease and Rider as of the date and year first written above.

LANDLORD:	115 RIVER ROAD, L.L.C.

	By:	/s/ Illegible
Illegible,
Member-Manager

TENANT:	REFAC TECHNOLOGY DEVELOPMENT CORPORATION

	By:	/s/ Illegible
Illegible,
President

Escrow Terms Agreed To:

Michael Sassano, Esq.

EXHIBIT A

Demised Premises

FOLLOW THIS COVER PAGE

EXHIBIT B-l

Space Definition Schedule

(follows this cover page)

Edgewater: Preliminary specifications	rev. August 31, 1998
(revisions noted in italics)

SPACE DEFINITION:

area legend	location	approx. sq. ft

Upper Level	3rd floor Mezzanine Level	5,000. sf

Front Office Area	2nd floor area beneath Upper Level	5,000. sf

Studio Area	2nd floor (bet. Front Office & Shop)	8,500. sf

Shop Area	2nd floor, fear of space	6,500. sf

	Approx. Total:	25,000. sf

1. Interior Wall & Partition Systems:

Type ‘A’ wall system: all walls in Upper Level and Front Office (except bathrooms). Floor to ceiling tempered glass wall system w/ custom aluminum & steel support & suspension fittings (as attached sketch) and wood doors, frames and transform. Glass to be fitted with a frosted-film from 3" off to 6’-0" off and clear above to ceiling. Frost finish to be an applied film, on office side of glass. Type “A” doors; solid core wood (Ash) with wood frame and transom above. Approximate quantities based on preliminary planning: wall system - 275 LF; doors - 15 nos.

Type ‘B’ wall system; all walls in Studio, Wing walls perpendicular to building walls of 5/8" gypsum board and 4" or 6" metal stud to +6-8" aff (door height) w/ continuous clear glass transom (hollow metal frame, storefront or butt-glazed) above to continuous structural channels running the full length of Studio at underside of roof trusses (bottom chord).

Acoustic damping material inside stud wall. Type “B” doors: ‘storefront’ style aluminum frame clear glass sliders 6'-8" high or full height, approx. 7'-0" in width w/adjacent 7'-0" wide clear sidelight and cont. glass transom above. Powder coat finish Color(s) to be determined. Approximate quantities based on preliminary planning: wall system - 400 LF; sliding doors -10 nos; sidelights -10 nos.

Type ‘C’ wall system: conventional 5/8" gypsum board & 3 1/2" metal stud wall, type X, w/ acoustic damping material inside. Approximate quantities based on preliminary planning: 400 LF.

Type ‘D’ wall system: walls indicated in Shop Area. Glazed aluminum storefront to underside of roof trusses. Powder coat finish. Color(s) to be determined. Approximate quantities based on preliminary planning: storefront 150 LF; glazed swinging doors -10 nos;.

2. Other glass & glazing:

Furnish and install new glass panes to fit truss openings, looking from 3rd floor down to 2nd floor.

3. Doors, Frames & Hardware; Windows:

Entry & conference room doors: type A

Other glass doors: part of wall systems (see above).

Other doors: metal doors w/ powder coat finish in hollow metal frames.

Custom colors in certain areas.

Roll-up door: full height, 8'-0" wide in Storage Rm.

Hardware for all doors, equal to: Corbin latchsets w/ FSB lever handles; locksets & closers at entry doors, Front Office and Upper Level; trim: Schlage D series; butt hinges: Stanley FB13 179 (brushed s.s. fin); silencers: pneumatic rubber; acoustic seals: Penko; wall stops; floor stops; roller catch & strike; and, all access panels to mechanical & electrical devices.

Window blinds: provide and install Mecano Shade System in all south and east facing windows, in approved color; provide additional roll-down Mecano black-out shades in all conference room windows.

4. Ceilings:

Front Office Area and Upper Level; dropped ceiling throughout; 2x2 perforated metal ceiling (by Steel Ceilings, Inc.); aluminum panels; natural finish; concealed spline; w/ 2" mineral fiber acoustical blanket above.

Studio Area and Shop Area: (where open to underside of decking) underside/interior surfaces of decking to be covered with perforated aluminum corrugated panels, natural finish, attached to metal furring strips with 2" mineral fiber acoustical blanket between decking and corrugated panel material.

Shop Areas: where indicated only: 2x2 suspended ceiling w/acoustical tiles.

Decking above Storage Room: provide and install structural columns and metal decking adequate for heavy storage w/suitable access stair.

Other: special ceiling extension from Front Office into Studio area, approx. 20' long x 10' wide; details to be determined.

Skylights: existing skylights to be refurbished (broken or discolored panes replaced with wireglass to match, mullions cleaned, primed and repainted, recaulked, etc.) and returned to move-in condition.

5. Heating, Ventilating & Air Conditioning:

Air conditioning to provide summer inside temperature of 74 degrees dry bulb/ 50% relative humidity, when outside temperature is 95 degrees dry bulb and 75 degrees wet bulb; winter inside temp. of 72 degrees dry bulb, outside temp. 16 degrees dry bulb.

Ductwork: for Studio and Shop areas, exposed branch ducts shall be round or oval section, proprietary system w/ factory applied enamel finish (not spiral wound), manufacturer and layout to be approved by client prior to final selection and installation. Provide return duct system where required. Provide for separate interior and perimeter zones as required.

6. Flooring:

Provide suitable level base subflooring or underlayment as required for flush transitions between floor surfaces. New carpet throughout, except Shop area, including all required flash patching for glue-down carpet.

Front Office Area and Upper Level: furnish and install $50.00/Yd. (installed) grade carpet w/padding where specified by tenant

Studio Area; furnish and install $20.00/Yd grade carpet

Shop Area: furnish and install $8.00 grade vinyl composition tile

7. Plumbing Fixtures:

Lavatory: Polished Stainless Steel under granite counter

Urinal: Wall hung, white vitreous china.

Urinal flush valve: brushed s.s. fin: Sloan royal #180 or equal

Water Closet: wall-mounted vitreous china, w/ white solid plastic seat.

Water Closet flush valve: brushed s.s. fin: Sloan royal #115-3 or equal.

8. Toilet Room Finishes:

Executive Bathrooms: polished granite flooring, granite slab base & wainscotting, glass or ceramic tile walls (or equal, client design); single slab 3cm polished granite counter top w/ 4" high granite splash and 4" apron; 1/4" polished silver mirror w/ brushed s.s. trim; ceiling hung, brushed s.s. toilet partitions and screens w/ brushed s.s. trim and hardware. Fluorescent strip fixtures in perf. metal or gyp. bd. cove w/ acrylic eggcrate diffusers at fixture wall and above lavatories. Downlight in toilet vestibule. Brushed s.s. toilet accessories and lever latchset. Painted gyp. board ceilings. Also, 3rd Floor: glass, glass tile and s.s. single-stall shower and fillings.

Studio Bathrooms: ceramic tile floor; ceramic tile wall; single slab 3cm polished granite counter top w/ 4" high granite splash and 4" apron (or similar in s.s. & glass, tenant design); 1/4" polished silver mirror w/ brushed s.s. trim; ceiling hung, brushed s.s. toilet partitions and screens w/ brushed s.s. trim and hardware.

8. Toilet Room Finishes (continued)

Fluorescent strip fixtures in perf. metal or gyp. bd. cove at fixture wall and above lavatories. Downlight in toilet vestibule. Brushed s.s. toilet accessories and lever latchset. Painted gypsum board ceilings.

Shop: sink & h/c water in Lab and adjacent wall in Mock-up Room

9. Lighting and Light Switches:

Fixtures to include lamps, lamp holders and all accessories. Front Office Area and Upper Level fixtures: combination of 2'x2' fluorescent and incandescent downlight style fixtures. Quantity, type and layout to be determined by tenant. Sliding dimmer switches for incandescent fixtures. Low voltage dimmers for low voltage fixtures. Provide dedicated fixtures on emergency power per code. Door Exit fixtures fully recessed.

Studio and Shop Areas fixtures: pendant uplighting (indirect) suitable for computer and print-intensive workplaces, Lightolier ‘Lytespread LV’ 3 lamp system or approved equal. Estimated four or five continuous runs required. Rocker type switches w/ brushed s.s. plates. Brushed s.s. duplex outlet plates.

10. Railings and Handrails: to be determined.

11. Architectural Woodwork:

AWI (American Wood Institute) custom grade. Scope to be determined.

12. Wall Coverings and Paint:

Provide and install vinyl wallcovering (tenant selection) on all exposed wall surfaces. Paint elsewhere to be two finish coats (or more for uniform appearance) over primer, all new work. Two finish coats over existing paint, existing walls, door frames, base, etc (enamel). Walls: eggshell; Trim: Benj. Moore ‘satin Imperial’; Ceilings: Flat. Exposed, overhead trusses to be painted semi-gloss accent color (color to be determined by tenant). Paint manufacturer: Benj. Moore enamel or approved equal. Base: Straight base at carpet, install prior to carpet. Manufacturer: Roppe.

13. Signage and Graphics:

To be determined.

14. Power & Signal Service:

Provide and install continuous raceways along entire length of North and South interior walls, suitable for power, telephone and computer network cabling. Provide conduits for extending raceway service (flush with floor) to approximately 4 ‘hubs’ in the center of the Front Office and Upper Level spaces, 4 ‘hubs’ in the center of the Studio and 6 locations in the Shop areas (locations and power service requirements to be determined).

15. Kitchen/Lunchroom:

Provide and install custom designed and fabricated kitchen cabinets and countertop on East wall of Lunchroom; design, materials specifications and appliances by tenant.

16. Sprinklers:

Sprinkler heads to be chrome pendant, recessed in Front Office & Upper Level, layout to be approved by tenant.

17. Life Safety Systems:

Fire Extinguishers: ABC type, recessed cabinet mounted.

Smoke detectors:

Smoke evacuation(?):

Security system:

18. Other/Miscellaneous:

•	Provide and install exhaust systems (roof penetrations, caps, ductwork and one large exhaust fan) at two (2) locations, in the Paint Booth area and Model Shop. Paint Booth equipment supplied by tenant (OSHA and EPA approved),

•	Parking Level Entrances at East staircases and elevator: scope of work to be determined

EXHIBIT B-2

Revised Budgetary Worksheet

(follows this cover page)

1 of 3

2 of 3

3 of 3

EXHIBIT C

Copies of Existing Permits

1.	Site Plan Approval from the Borough of Edgewater Planning Board.

2.	Site Plan Approval from the Bergen County Planning Board.

3.	Approval from the New Jersey Department of Environmental Protection.

4.	Dept. of Army Permit No. 97-08410

5.	Edgewater Building Permit No. 97/144, dated 8/26/97.

EXHIBIT D

Escrow Terms

1. Escrow Agent shall have no responsibility for determining the due authorization, execution and delivery of any of the items delivered to Escrow Agent pursuant to this Agreement or the genuineness of any of the signatures thereon. Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed by the proper party or parties.

2. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and shall not be bound in any way by any other agreement between whether or not Escrow Ageat has knowledge thereof.

3. Landlord and Tenant acknowledge that Escrow Agent is serving as escrow agent hereunder solely as an accommodation to Landlord and Tenant. Landlord and Tenant agree that Escrow Agent shall not be liable to any of them for any matter or thing arising out of the performance by Escrow Agent of its obligations hereunder, except for willful misfeasance.

4. In the event of (a) Escrow Agent shall receive contradictory instructions hereunder, or (b) there shall be any dispute regarding any matter arising under this Agreement or (c) there shall be any uncertainty as to the meaning or applicability of the provisions hereof or of any notice or instructions received by Escrow Agent or the action to be taken by Escrow Agent in response thereto, then Escrow Agent shall, at its option, either (i) retain the items delivered to Escrow Agent in escrow in accordance with the terms hereof pending (A) its receipt of non-contradictory instructions, or (B) resolution of any such dispute or (C) clarification of any such uncertainty or (ii) deposit the items delivered to Escrow Agent with any appropriate court in the County of New York and, upon making such deposit, Escrow Agent shall thereupon be released from all further obligations hereunder.

5. Landlord and Tenant jointly and severally agree to indemnify and hold Escrow Agent harmless from and against any and all costs, claims or damages that may be asserted against or incurred by Escrow Agent arising out of or in connection with this Agreement or Escrow Agent’s action or failure to act hereunder, including, without limitation, costs and expenses (including attorneys’ fees) of defending itself against a claim of liability arising hereunder, excepting, however, all costs, claims or damages arising out of willful misfeasance.

6. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered by hand or shall be deemed to be duly given (a) when given by hand, or (b) two (2) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, at a branch of the United States Postal Service regularly maintained in the city in which the party giving such notice or communication is located, addressed as follows:

If to Landlord:	115 River Road, LLC
115 River Road, Suite 101
Edgewater, New Jersey 07020

with a copy to:

Michael Sassano, Esq. 325 Sylvan Avenue Englewood Cliffs, New Jersey 07632

If to Tenant:	REFAC Technology Development Corporation 122 East 42nd Street Suite 4000 New York, New York 10168 Attn: President

with a copy to:

POLLACK & ZUCKERBROD, LLP Two Park Avenue, 19th Floor New York, New York 10016 Attn: Michael Pollack, Esq.

If to Escrow Agent:	Michael Sassano, Esq. 325 Sylvan Avenue Englewood Cliffs, New Jersey 07632

or to such other address as any of the above may furnish to the other parties in writing.

7. Each party hereto agrees not to assign any of its respective rights nor to delegate any of its respective duties under this Agreement without the written consent of the other parties.

8. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

ADDENDUM TO LEASE

DATED; OCTOBER 30, 1998

BETWEEN

115 RIVER ROAD, L.L.C., LANDLORD

AND

REFAC, TENANT

THIS ADDENDUM TO LEASE is made on May 27, 1999 by and between 115 RIVER ROAD, L.L.C. (hereinafter “LANDLORD”) and REFAC (formerly known REFAC TECHNOLOGY DEVELOPMENT CORPORATION and hereinafter referred to as the “TENANT”).

WHEREAS, the parties are the LANDLORD and TENANT pursuant to a Lease Agreement, dated October 30, 1998 (hereinafter the “Original Lease Agreement’) for approximately 20,000 square feet of space located on the second floor and approximately 5,000 square feet of space located on the third floor of the premises located at 115 River Road, Edgewater, New Jersey (hereinafter the “Pier Building”); and

WHEREAS, the parties acknowledge and agree that this Addendum to Lease shall modify and amend the terms and conditions of the existing Lease Agreement and provide for the lease of additional space in the Pier Building (hereinafter “Additional Space”).

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows;

1. The Additional Space consisting of approximately 4,850 square feet shall be located on the first floor at the east end of the Pier Building as set forth on the attached sketch.

2. The parties agree that the annual rent for the Additional Space shall be at the rate of $23.00 per square foot, payable monthly, in accordance with the Original Lease Agreement, together with the rental increases at the rates set forth in the Original Lease Agreement.

3. LANDLORD shall complete certain work in the Additional Space in accordance with the attached Work Letter (hereinafter the “Work”). The Work shall be completed to TENANT’s reasonable satisfaction on or before August 1, 1999 and the provisions of Article R1(c) of the Original Lease Agreement shall apply thereto. Moreover, LANDLORD shall obtain all necessary approvals and permits required for the construction and use of the Additional Space.

4. The rental payments for the Additional Space shall commence on the later of (i) October 1, 1999 or (ii) sixty (60) days after the completion of the Work.

5. LANDLORD shall assign 10 parking spaces for the use by TENANT to be located under the Pier Building. TENANT shall have the right to utilize up to 6 other parking spaces at the subject site on common with the other tenants, in the parking area located on the south side of the building.

6. The parties agrees that the TENANT shall have the right to sublease all or any part of the Additional Space, on notice to the LANDLORD, but without LANDLORD’s consent.

7. Except where the context otherwise requires, the terms “leased premises”, “demised premises” or “premises” used in the Original Lease Agreement, as modified hereby, shall include the space covered in the Original Lease Agreement and the Additional Space, All of the remaining terms and conditions of the Original Lease Agreement shall be incorporated herein, it being the intention of the parties that the Additional Space is being leased in accordance with the terms and conditions of the Original Lease Agreement, including termination date, rental increases and options to renew, except as modified herein.

8. Notwithstanding the foregoing, it is expressly understood that TENANT shall continue to have the right to sublease up to thirty-three (33%) percent of the premises covered by the Original Lease Agreement without the LANDLORD consent.

WITNESS/ATTEST:	115 RIVER ROAD, L.L.C., Landlord

/s/ Illegible	By:	/s/ THOMAS HEAGNEY
Illegible		Thomas Heagney
Managing Member

REFAC, Tenant

/s/ Illegible	By:	/s/ ROBERT L. TUCHMAN
Illegible		Robert L. Tuchman
President

Lease Addendum: Scope of Work Outline

May 26, 1999

In conjunction with the proposed ‘Addendum to Lease’, dated October 30, 1999, to occupy 5,000 square feet of additional space on the garage level/East tip of the Pier Building, the Landlord agrees to provide the following construction work as inclusive within the Lease:

Partitions: provide up to 120 lineal feet of standard drywall partitions, spackled and primed, with a flat paint top coat; as indicated on the attached layout.

Doors: provide painted, hollow metal doors with ‘building standard’ hinges, latchsets and doorstops.

Ceilings: 2x2 dropped ceiling with ‘building standard’ lay-in tiles; Landlord recognizes, however, that some adjustments will be required for the layout, such as providing additional wall angles where needed to terminate the partitions in a suitable manner.

Bathrooms: bathrooms to be finished in ‘building standard’ floor and wall tiles, counter tops, exhaust fans, toilets, sinks, countertops and stall partitions; a budgetary allowance for these finishes, as applied against Refac’s desired finish schedule, is to be agreed upon at the onset of work. Also note that the existing bathroom framing will need to be altered to provide for an interior entrance to the space.

HVAC: complete the HVAC installation and provide suitable ductwork runs, as required by Refac’s layout, with an allowance for ‘building standard’ supply and return grills.

Electrical: provide suitable panel service, in close proximity to the space, for Refac’s fully occupied requirements. Allowance for this work includes: 57, 2x4 standard flourescent lights, 12 switches and 48 duplex outlets.

Flooring: provide ‘building standard’ carpet throughout, with 4" high vinyl base.

Other: Landlord will act as the General Contractor under the same arrangement as the fit-out of Refac’s principal spaces.

REFAC "PIER BUILDING": "ADDITIONAL SPACE"

CONF.
SR.
SR.
SR.
COPY
KITCH.
STORAGE
ELEC.
AC
DES
DES
DES
DES
DES
DES
DES
ADMIN. RECEP.
EXPANSION OR GROUP WORK AREA
WC
WC
SEPTIC
JANITOR/ UTILITY
COATS
LOBBY
COMMON ENTRY VESTIBULE
PRES.
DIR.
VP/ DIR.
DIR/ ADMIN.
FILES
AC
ELEV.
ELEV. MAINT.
N

September 27, 2001

115 River Road L.L.C.

115 River Road

Edgewater, New Jersey 07020

Attention: Thomas Heagney

Re:	Lease Agreement (as hereinafter defined)

Dear Tom:

Reference is made to Lease, dated October 30, 1998, between Refac (formerly known as REFAC Technology Development Corporation), as Tenant, and 115 River Road, L.L.C., as Landlord, and the Addendum thereto, dated May 27, 1999. As used herein, the Lease, dated October 30, 1998, is referred to as the “Main Lease”; the Main Lease and the Addendum are collectively referred to as the “Lease”; Refac is referred to as the “Tenant”; and 115 River Road L.L.C. is referred to as the “Landlord”.

1. Amendment of Description of Premises in Main Lease.

Tenant is about to enter into a sublease (the “Sublease”) with Hanover Direct, Inc. (“Hanover”) for the first and third floors of the premises leased under the Lease. In connection therewith, Hanover brought to Tenant’s attention the fact that the demised premises in the Main Lease incorrectly refers to the second and third floors as being the first and second floors. Accordingly, Landlord and Tenant agree that the definition of the Premises in the Main Lease is hereby amended to read as follows:

“the entire third floor consisting of approximately 5,000 square feet and 20,000 square feet of the second floor in the building located at 115 River Road, Edgewater, New Jersey known as the “Pier” (the demised premises are shown on Exhibit A attached hereto and made a part hereto.”

2. Landlord’s Representations, Warranties and Covenants

As an inducement for Hanover to enter in the Sublease, Landlord hereby makes the following representations, warranties and covenants to Tenant and Hanover:

(a)	The Lease, which is attached to the Sublease, together with this amendment, is the complete lease between Landlord and Tenant with respect to the premises described therein.

The Hudson River Pier 115 River Road-Edgewater-NJ 07020-______	201.943.4400 201.943.7400	www.refac.com	ticker symbol: REF

115 River Road L.L.C.

September 27, 2001

(b)	There are no defaults by Tenant under the Lease.

(c)	Landlord hereby acknowledges receipt of a copy of the Sublease and does hereby consent to such Sublease.

(d)	Landlord will perform its obligations under the Lease with respect to the leased premised provided for in the Sublease directly to Hanover.

(e)	In the event that Tenant defaults under the Lease and Landlord exercises its remedy to terminate the Lease, Landlord agrees to recognize and treat the Sublease as a direct lease between it and Hanover.

3. Parking

In addition to the parking provided for in the Lease, Landlord hereby agrees that Tenant shall have eight (8) additional parking spaces in common with the other tenants in the parking area located on the south side of the building.

If the foregoing correctly reflects your understanding and agreement, please sign and return two of the enclosed copies of this letter, whereupon it shall become a binding agreement between us with both of us recognizing Hanover as a third party beneficiary of such agreement.

REFAC

By:	/s/ ROBERT L. TUCHMAN
Robert L. Tuchman, President

115 RIVER ROAD L.L.C.

By:	/s/ THOMAS HEAGNEY
Thomas Heagney, Managing Member

THIRD AMENDMENT TO COMMERCIAL LEASE

THIS THIRD AMENDMENT to the Lease (as hereinafter defined) is made by and between 115 River Road, L.L.C. (herein referred to as the “Landlord”) and Refac (formerly known as REFAC Technology Development Corporation and herein referred to as the “Tenant”).

W I T N E S S E T H

WHEREAS, pursuant to a Lease (as hereinafter defined), Landlord has leased Tenant the Demised Premises (as hereinafter defined) in the Building (as hereinafter defined); and

WHEREAS, both the Landlord and Tenant desire to amend the Lease to (i) reduce the Demised Premises by 9,757 of rentable square feet, (ii) reduce the basic monthly rent by an aggregate of $839,711.81 as provided for herein, (iii) adjust Tenant’s percentage obligation for municipal taxes, (iv) reduce the parking spaces allotted to Tenant and (v) provide for the installation of utility meters:

NOW, THEREFORE, Landlord and Tenant, intending to be legally bound, hereby agree to the following amendment’s to the Lease:

1. Definitions.

As used herein, the following terms shall be defined as follows:

1.1 “Building” shall mean the building known as “The Pier” and/or the “The Hudson River Pier” located at 115 River Road, Edgewater, New Jersey 07020.

1.2 “Demised Premises” shall mean the 35,200 rentable square feet that Tenant is leasing from Landlord under the Lease.

1.3 “Landlord” shall mean 115 River Road, L.L.C.

1.4 “Lease” shall mean the Lease, dated October 30, 1998, between the Landlord (as hereinafter defined) and Tenant (as hereinafter defined), as amended by the Addendums thereto, dated May 27, 1999 and September 27, 2001.

1.5 “Surrendered Premises” shall mean 9,757 rentable square feet on the second floor of the Building as shown on Exhibit “A” which is attached hereto and made a part hereof.

1.6 “Tenant” shall mean Refac (formerly known as REFAC Technology Development Corporation).

1.7 “Third Amendment” shall mean this agreement.

2. Reduction in Demised Premises

The Landlord and Tenant agree that as of May 1, 2003, the Surrendered Premises shall no longer be part of the Demised Premises.

3. Reduction in Rent

As of May 1, 2003, the parties agree that the base rent payable under the lease for the balance of the term shall be amended to read in its entirety as follows:

“Tenant agrees to pay Landlord as rent for and during the balance of the term of the Lease as follows:

July 1, 2003 through December 31, 2003 at the rate of $36,335.85 per month. Thereafter, the rent shall be increased yearly pursuant to the percentage increase in the Consumer Price Index utilizing 2002 as the base year and adding the percentage increase to the prior year’s rent provided, however, there shall be a ceiling of 2.50% increase each year and the rent for 2002 shall be deemed to be $436,030.20.”

4. Reduction in Percentage Base for Real Estate Taxes.

Paragraph 28th of the Lease, as modified by R23, is amended to provide that Tenant’s proportionate share of annual municipal taxes assessed against the land and improvements leased under the Lease shall be 18.82%. Landlord represents that such percentage has been computed by dividing the rentable square foot area of the premises i.e. 25,443 by the rentable square foot area of the Building and all other buildings comprising part of said tax lot i.e. 135,135 square feet.

5. Leasehold Improvements.

Under the Lease, Tenant has reimbursed the Landlord $716,000 for certain leasehold improvements to the Demised Premises of which approximately $236,280 or 33% relate to the Surrendered Premises. In connection with this Third Amendment, Tenant does hereby surrender any and all right it may have in and any leaseholder improvements relating to the Surrendered Premises.

6. Utilities and Meters.

As of the date hereof, there are no separate utility meters for the Surrendered Premises. The existing electric meter includes not only the Surrendered Premises but also the third floor of the Building. The existing gas meter includes not only the Surrendered Premises but also the adjacent premises subleased to Product Genesis, L.L.C. (“PG”) and third floor of the Building. Landlord acknowledges that PG has contracted with a contractor for the installation of a separate gas meter for PG’s premises and Landlord agrees to cause such contractor to complete same as soon as the weather permits. Landlord agrees, as soon as practicable after the date hereof, at its own cost and expense, to cause to be installed separate meters for all utilities for the Surrendered Premises and for the third floor of the Building. Until such time, Landlord shall provide Tenant with complete copies of its electric bills within five (5) business days of receipt and Tenant shall reimburse Landlord for 33% thereof. Gas bills will be apportioned based upon square footage.

7. Parking

Under the Lease (Paragraph 38th of the Lease dated October 30, 1998, Paragraph 5 of the Addendum, dated May 27, 1999 and Paragraph 3 of the Addendum, dated September 27, 2001), Tenant has 60 assigned parking spaces located under the Building and has the right to utilize up to 44 other parking spaces at the subject site in common with other tenants. As of May 1, 2003, Tenant’s parking spaces shall be reduced to 40 parking spaces under the Building and its right to use other parking spaces in common with other tenant shall be reduced to 34 parking spaces. The 20 parking spaces under the Building being reduced hereunder are numbered 1 through 20 in the parking area.

8. Miscellaneous

8.1 Limited Effect. Except as expressly specified herein, the terms and provisions of the Lease shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

8.2 Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, this Third Amendment has been duly executed by the parties, as dated below.

Witness:	115 RIVER ROAD L.L.C.

/s/ Illegible	By:	/s/ THOMAS HEAGNEY
Thomas Heagney, Managing Member
	Date:	February 20th, 2003

Witness:	REFAC

	By:	/s/ ROBERT L. TUCHMAN
Robert L. Tuchman, President & CEO
	Date:	February 20th, 2003

FOURTH AMENDMENT TO COMMERCIAL LEASE

THIS FOURTH AMENDMENT to the Lease (as hereinafter defined) is made by and between 115 River Road, L.L.C. (herein referred to as the “Landlord”) and Refac (formerly known as REFAC Technology Development Corporation and herein referred to as the “Tenant”).

W I T N E S S E T H

WHEREAS, pursuant to a Lease (as hereinafter defined), Landlord has leased Tenant the Demised Premises (as hereinafter defined) in the Building (as hereinafter defined); and

WHEREAS, both the Landlord and Tenant desire to amend the Lease to increase the current parking spaces allotted to Tenant and to provide for additional parking spots if the facility on the adjacent parcel of land to the Complex (as hereinafter defined) is constructed:

NOW, THEREFORE, Landlord and Tenant, intending to be legally bound, hereby agree to the following amendments to the Lease:

1. Definitions.

As used herein, the following terms shall be defined as follows:

1.1 “Building” shall mean the building known as “The Pier” and/or the “The Hudson River Pier” located at 115 River Road, Edgewater, New Jersey 07020.

1.2 “Complex” shall mean the entire office space, including the Building, located at 115 River Road, Fort Lee, New Jersey 07020.

1.3 “Demised Premises” shall mean the 25,443 rentable square feet that Tenant is leasing from Landlord under the Lease.

1.4 “Lease” shall mean the Lease, dated October 30, 1998, between the Landlord and Tenant, as amended by the Addendums thereto, dated May 27, 1999, September 27, 2001 and February 20, 2003.

1.5 “Fourth Amendment” shall mean this agreement.

2. Parking

2.1 Prior to this Fourth Amendment, Tenant has 40 assigned parking spaces under the Building and the right to utilize 34 other unassigned parking spaces at the Complex in common with other tenants of the Landlord in the parking area located on the south side of the building.

2.2 Effective with this Fourth Amendment, Landlord hereby increases the number of unassigned parking spaces that the Tenant has the right to use at the Complex in common with other tenants from 34 to 62 spaces. The number of Tenant’s assigned parking spaces under the Building shall remain unchanged at 40 spaces.

2.3 Landlord is currently trying to obtain approval for a tennis court and parking facility on the adjacent parcel of land to the Complex, which, if approved and constructed, will provide approximately 187 additional parking spaces for such premises. A copy of the Proposed Site Plan is attached hereto as Exhibit “A”. Landlord agrees to use reasonable efforts, consistent with prudent business practices, to obtain the necessary approvals and complete the construction as soon as practicable. When, and if, constructed, for the balance of the term of the Lease, Landlord agrees to provide Tenant an additional 41 assigned parking spaces in this newly constructed parking area.

2.4 The Landlord has advised the Tenant that it is in active lease discussions with a prospective tenant that has interest in leasing a portion of the Demised Premises. If such prospective tenant does in fact lease a portion of the Demised Premises, to the extent that it does not require the additional parking provided for herein (based upon the number of parking spaces per 1,000 square feet of rentable space). Landlord shall be relieved of providing such additional parking spaces for such portion of the Demised Premises.

3. Miscellaneous

3.1 Limited Effect. Except as expressly specified herein, the terms and provisions of the Lease shall continue and remain in full force and effect and shall remain the valid and binding obligation of the parties thereto in accordance with its terms.

3.2 Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

[END OF PAGE]

IN WITNESS WHEREOF, this Fourth Amendment has been duly executed by the parties, as dated below.

Witness:	115 RIVER ROAD, L.L.C.

/s/ Illegible	By:	/s/ THOMAS HEAGNEY
Thomas Heagney, Managing Member
	Date:	August 30, 2004

Witness:	REFAC

/s/ Illegible	By:	/s/ ROBERT L. TUCHMAN
Robert L. Tuchman, President & CEO
	Date:	August 30, 2004

EXHIBIT C